Exhibit 99.1

Press Release

Star Holdings Reports Third Quarter 2024 Results

NEW YORK, November 5, 2024

Star Holdings (NASDAQ: STHO) announced today that it has filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 with the Securities and Exchange Commission.

Net income attributable to common shareholders for the third quarter was $91.9 million and earnings per share was $6.90. These results reflect a non-cash adjustment of $93.8 million which increased earnings per share by $7.05 with respect to our investment in approximately 13.5 million shares of SAFE based on a mark-to-market at quarter end.

During the third quarter, the Company recorded $6.1 million of land revenues, which was comprised of 31 lots at Magnolia Green that were sold. The Company also recorded income from sales of real estate of $3.7 million for the final two condominium closings at the Asbury Ocean Club.

Further details regarding the Company's results of operations, assets and activities are available in the Company's Form 10-Q for the quarter ended September 30, 2024 which is available for download at the Company's website www.starholdingsco.com or at the Securities and Exchange Commission website www.sec.gov.

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1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@starholdingsco.com

Star Holdings’ (NASDAQ: STHO) portfolio is comprised primarily of interests in the Asbury Park Waterfront, the Magnolia Green residential development projects and other commercial real estate properties and loans that are for sale or otherwise plan to be monetized. Star Holdings also owns shares of Safehold Inc. (NYSE: SAFE). Star Holdings expects to focus on realizing value for shareholders from its portfolio primarily by maximizing cash flows through active asset management and asset sales. Additional information on Star Holdings is available on its website at www.starholdingsco.com.

Company Contact:

Pearse Hoffmann

Senior Vice President

Capital Markets & Investor Relations

T 212.930.9400

E investors@starholdingsco.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@starholdingsco.com